Seafarer Exploration Corp.
Letter of Intent to Enter into a Plan of Reorganization
With
Anchor Research & Salvage, S.R.L.

Pursuant to this Non-binding Letter Of Intent ("LOI") dated this 10th day of November, 2010, Seafarer Exploration Corp., a Delaware corporation maintaining its principal business address at 14497 N. Dale Mabry Highway, Suite 209-N, Tampa, Florida 33618 (hereafter referred to as "Seafarer" or "Parent"), hereby expresses its intent to enter into a reorganization transaction involving a tax-free share exchange (the "Reorganization") whereby some or all of the issued and outstanding common stock and/or equity ownership interests of Anchor Research & Salvage, S.R.L., a corporation organized and existing under the laws of the Dominican Republic that maintains its principal business address at No. 1, Playa Mia Drive, Hatillo, of Azua, Dominican Republic (hereafter referred to as "ARS"), will be acquired or partially acquired by Seafarer in exchange for a yet to be determined number of shares of unregistered common stock of Seafarer (the "Unregistered Shares") that will be issued to one or more shareholders of ARS (the "Designees") as designated by ARS. All of the aforementioned entities may hereinafter be referred to as the "Parties".

Anchor Research & Salvage, S.R.L. is incorporated as a Dominican Republic corporation and is engaged in the business of seeking, documenting and rescuing significant historical shipwrecks in Caribbean waters. ARS presently has 100 shares of common stock issued and outstanding, with 2 shareholders. Unaudited financial statements for the most recent fiscal year end and all interim periods through the date of this LOI will being provided during the due diligence period stated herein. ARS acknowledges that in order to consummate any Reorganization with Seafarer, it must provide Seafarer with current financial statements that are audited in accordance with Generally Accepted Accounting Principles ("GAAP") as utilized in the United States of America.

Seafarer Exploration Corporation is a Delaware corporation which has a class of common stock registered with the United States Securities and Exchange Commission ("SEC") and which is current in its filing of periodic reports with the SEC pursuant to Sections 13 or 15 of the Securities Exchange Act of 1934. Seafarer is listed on the Over the Counter Market, under the symbol "SFRX". As of the August 20, 2010 filing of its Form 10-Q for the period ended June 30, 2010, Seafarer had 406,277,380 shares of its common stock ($.0001 par value) issued and outstanding. As of August 20, 2010 there were no preferred shares issued or outstanding.

Proposal: The Parties propose to engage in a tax-free share-equity exchange pursuant to Section 368 of the Internal Revenue Code of 1986, as amended, wherein Seafarer would acquire either a minimum of forty percent (40%) or up to all of the issued and outstanding common stock and/or equity ownership interests of ARS in exchange for a yet to be determined number of Unregistered Shares issued by Seafarer to Designees from Seafarer's authorized capital stock. The remaining terms of the Reorganization transaction will be negotiated between principals of the respective Parties and will be included in one or more definitive stock purchase agreements subject to approval of the boards of directors of Seafarer and ARS. At the conclusion of the Reorganization, ARS may become a wholly-owned subsidiary of Seafarer, with ARS continuing its existing operations subject to the authority of the Seafarer Board of Directors.

Warranties: ARS's Chief Executive Officer and Board of Directors warrant to Seafarer that there are no liabilities outside those described in the financial statements of ARS attached and incorporated herein as Composite Exhibit A and agree to provide personal remedies for two years relating exclusively to such warranty.

SL RHB

Others: In consideration for the substantial expenditures of time, effort and expenses to be undertaken by Seafarer in pursuing the proposed transaction, ARSARS agrees that from the date of execution of this LOI through April 1, 2011 (the "Termination Date"):

a) Neither ARSARS nor any partners, members, affiliates, employees, officers, directors, representatives or agents (collectively hereinafter referred to as the "ARS' Affiliates") of ARS shall, directly or indirectly, solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to or enter into any agreement with, any person, entity or group of persons (other than the Seafarer) concerning any acquisition of ARS, any shareholder interest in ARS or interest in any part of the assets or properties of ARS or any merger, consolidation, liquidation, dissolution or similar transaction involving ARS or assist or participate in, facilitate or encourage any efforts or attempts by any other person to do or seek to do any of the foregoing unless authorized by Seafarer CEO, Kyle Kennedy;

b) ARS will promptly inform Seafarer if ARS or any of ARS's Affiliates are approached with respect to, or otherwise made aware of, any such solicitation, discussions or inquiries; and

c) ARS will use their best efforts to preserve intact the business organization of ARS and the goodwill of customers, suppliers, key employees, sales people, Dominican Republic government entities, agencies and officials and others having business relations with ARS; and

d) Notwithstanding the foregoing, nothing herein shall prohibit ARS from seeking capital from third party sources to continue funding ARS business operations.

Any transaction contemplated by this LOI is subject to completion of due diligence by the Parties to their respective sole and exclusive satisfaction, ARS obtaining and presenting to Seafarer audited current financial statements (utilizing GAAP standards) subject to the approval of Seafarer's PCAOB certified, independent accounting firm, financing and negotiation and execution of a one or more definitive stock purchase agreements and other appropriate documentation customary to transactions of the nature contemplated by the Parties hereto. Except for the "no-shop, non-circumvision and non-solicitation" provisions set forth in the "Other" section and the warranties set forth in the "Warranties" section of this LOI above, the terms of this LOI are merely an expression of intent and are not binding upon the Parties. Notwithstanding any other provisions herein, or the termination of this LOI for any reason whatsoever, each Party will be responsible for its own expenses in connection with all matters relating to this non-binding LOI, including but not limited to legal fees, investment banking fees and due diligence expenses. The Parties agree that this LOI does not constitute an offer to sell or an offer to purchase securities, but is merely an expression of their respective intent in connection with their collective desire to consummate a transaction consistent with the basic terms set forth herein.

If the proposed transaction is not consummated for any reason, neither of the Parties shall be responsible to execute any of the actions identified herein.

Due Diligence: As part of the due diligence review, Seafarer would provide to ARS originals or copies of all non-privileged corporate documents, including articles of incorporation, bylaws, minutes, previously published financial statements, correspondence with governmental authorities, and underwriting agreements within 30 business days of the date of this LOI. Seafarer would also reasonably make available its officers and directors for questioning by ARS relating to Seafarer's previous operations and current status.

Similarly, ARS would provide to Seafarer originals or copies of all corporate documents, including articles of incorporation, bylaws, minutes, share ledgers, financial statements, correspondence and correspondence with governmental authorities and all charters, licenses, permits and/or agreements of any type with the government of the Dominican Republic and any and all of its respective agencies and/or governmental bodies, within 30 business days of the date of this LOI. ARS would also reasonably make available its officers and directors for questioning by Seafarer relating to ARS's previous operations and current status.

Confidentiality: Seafarer and ARS agree that they will, and will ensure that each of their Affiliates and their respective employees and officers will, and will make reasonable efforts to ensure that each of their respective contractors and agents will, hold in confidence all information, documentation, data or knowledge of a confidential nature disclosed to it, whether before or after the date of this LOI, by Seafarer or ARS ("Confidential Information") and will not disclose to any third party or use Confidential Information or any part thereof without that other Party's prior written consent provided, however, that Confidential Information may be disclosed:

a) to any governmental, national, state, city, municipal, public or local government, department, national bank, court, tribunal, council, commission, board, bureau, agency or instrumentality or any quasi-governmental or private body exercising any regulatory, fee collecting or tax authority in any jurisdiction applicable to the relevant person under the laws of that jurisdiction;

b) to financial institutions (including lenders), bona fide potential purchasers and sellers, legal counsel, investment bankers, broker-dealers, transfer agents, accountants, consultants and contractors employed by Seafarer or ARS or their Affiliates whose duties reasonably require such disclosure, provided that these persons operate under a duty of confidentiality to the disclosing Party; or

c) under the rules of any registered securities exchange or self-regulatory organization to which a Seafarer or ARS may be subject.

Confidentiality Exceptions: The confidentiality restrictions shall not apply or shall cease to apply to any part of the Confidential Information that is in the public domain.

Approval of Public Statements: All public statements by any Party relating to any other Party, this LOI, or any other transactions or agreements contemplated by this LOI shall be provided to each other Party for review and approval at least one business day before publication. Each Party must receive approval from the other Parties to publish public statements relating to such other Parties, this LOI, or any other transactions contemplated by this LOI. Notwithstanding the foregoing, ARS acknowledges that Seafarer is subject to certain mandatory reporting requirements under the Securities Exchange Act of 1934 and that nothing contained in this LOI shall prohibit Seafarer from making any and all public disclosures as required by applicable law.

Notices: All notices under this LOI may be served personally; sent by first class pre-paid registered mail; courier; or facsimile transmission. Notice shall be deemed served upon confirmed receipt. Unless delivered personally, the notice shall be sent to the address of the relevant Party which is set out below or to such other address as that Party may have notified to the other Parties serving the notice for the purposes of notices under this LOI:

Seafarer Exploration Corp.
Kyle Kennedy, CEO
14497 N. Dale Mabry Highway, Ste. 209N
Tampa, Fl 33618
(813) 749-9426 Fax
Kylegk23@yahoo.com

Anchor Research & Salvage, S.R.L.
Robert H. Pritchett III, CEO
No. 1. Playa Mia Drive
Hatillo, of Azua
Dominican Republic
(809) 299-3483 Telephone
bobby@arsdr.com

with copies to:

Clifford J. Hunt, Esquire
8200 Seminole Boulevard
Seminole, FL 33772
(727) 391-7057 Fax
cjh@huntlawgrp.com

Waiver of other representations. Each Party waives any right it may have to claim damages for any misrepresentation or breach of any warranty or covenant not contained in this LOI.

Assignment. No Party may assign any rights under this LOI without the full and informed written consent of all other Parties.

Warranties of authority. Each Party represents and warrants as regards itself that:

a) it is duly incorporated and in existence under the laws of its respective state and/or country and has full power and authority to enter into, and perform all its obligations under this LOI and any transaction or agreement contemplated by this LOI;

b) the entry into and performance by it of this LOI does not violate in any respect any law or regulation or any agreement to which it is a party;

c) all consents, licenses, approvals, and authorizations required by it to enter into this LOI and perform its obligations hereunder have been obtained and are in full force and effect;

d) no action, suit, proceeding, litigation or dispute against it or any of its affiliates is presently taking place or pending or, to its knowledge, threatened which would or might reasonably be expected to inhibit its ability to perform its obligations under this LOI or any agreement contemplated herein; and

Waiver of LOI Provisions. In its sole and absolute discretion, a Party may waive (in whole or in part) any provision of, or any of its rights under, this LOI or any related document, and may do so unconditionally or subject to any terms that it deems fit.

Changes and waivers to be in writing. Any change of this LOI shall be agreed to in writing by all the Parties. Any waiver of a provision of this LOI shall be agreed to in writing by the Party waiving the provision.

Severable Provisions. If any one or more of the provisions of this LOI is, or becomes, invalid, unenforceable or illegal, the validity, enforceability or legality of the remaining provisions shall not be impaired.

Counterparts. This LOI may be entered into by the Parties to it in any number of counterparts and on separate counterparts, each of which when so executed and delivered shall be an original but shall not be effective until each Party has executed at least one counterpart, but all the counterparts shall together constitute one and the same instrument.

No partnership. Nothing in this LOI shall create a partnership between the Parties hereto or any of them.

Rights of Third Parties. Nothing in this LOI shall be deemed to create any right in any person not a Party hereto and this LOI shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party.

Further assurances. Each of the Parties will execute and deliver documents, papers and instruments and to do and perform all such further acts and things, as may be necessary or convenient to carry out the provisions of this LOI.

Termination: Each Party may terminate this LOI at will and without cause with two (2) business days notice to each other Party.

IN WITNESS WHEREOF, the undersigned Parties have executed this Letter of Intent on the date set forth above.

Seafarer Exploration Corp.

By: Kyle Kennedy,
Chief Executive Officer

Anchor Research & Salvage, S.R.L.

By: Robert H. Pritchett III,
Chief Executive Officer